Exhibit 99.1

FOR IMMEDIATE RELEASE

Village Farms International Reports Third Quarter 2020 Financial Results – Pure Sunfarms Delivers Seventh Consecutive Profitable Quarter, Nearly Tripling Net Income Sequentially on a 75% Sequential Net Sales Increase as Produce Business Continues Strong Performance

– Pure Sunfarms Brand Achieves 15.2% Dried Flower Market Share (by Volume)       with OSC in October –

Vancouver, BC, November 13, 2020 – Village Farms International, Inc. (“Village Farms” or the “Company”) (NASDAQ: VFF) (TSX: VFF) today announced its financial results for the three and nine months ended September 30, 2020.  All figures are in U.S. dollars unless otherwise indicated.

The Company’s financial statements for the three and nine months ended September 30, 2020, as well as the comparative periods for 2019, have been prepared and presented under United States Generally Accepted Accounting Principals (“GAAP”). On September 30, 2020, Village Farms had a majority (non-controlling) interest of 58.7% of Pure Sunfarms Corp. (“Pure Sunfarms”), as the full acquisition of the remaining interest in Pure Sunfarms did not occur till November 2, 2020. Accordingly, Pure Sunfarms results are not consolidated for the third quarter.

Pure Sunfarms’ Third Quarter and Other Recent Highlights

(Dollar Amounts are Before Village Farms’ Proportionate Share)

•	Achieved significant sequential quarterly growth in key financial metrics for the third quarter of 2020 compared to the second quarter of 2020:
o	Net sales increased 75% to C$22.6 million;
o	Net sales to provincial buyers (retail) increased 30% to C$12.0 million;
o	Gross profit increased 81% to C$7.8 million;
o	Net income increased 200% to C$3.2 million; and
o	Adjusted EBITDA increased 125% to C$5.6 million.
•	Achieved 15.2% brand market share of the dried flower category (by kilograms sold) in October 2020 with the Ontario Cannabis Store (“OCS”)*;
•

Remained the top-selling brand of dried flower products with the OCS (by kilograms sold and dollars sold) for the year-to-date ended October 31, 2020, with a market share of 13.6% (by kilograms sold)*;

•	Launched its first Cannabis 2.0 products, specifically Full Spectrum Vapes in 510 Thread Cartridges and first bottled oil products, in September 2020; and,
•	Received an amendment to its standard cannabis processing license from Health Canada permitting internal extraction operations, which are currently ramping up.

*Data cited has been calculated by Pure Sunfarms from sales information provided by OCS.

Village Farms’ Financial Summary for the Three and Nine Months Ended September 30, 2020 and Corporate Highlights

($US millions except per share metric)	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
Produce Sales	$43.0	$38.3	+12%	$122.7	$111.5	+10%
Net Income (Loss)[1]	$0.5	($0.7)	+171%	$4.6[3]	$9.5[2]	-52%
Income (Loss) Per Share[1]	$0.01	($0.01)	+200%	$0.08[3]	$0.20[2]	-60%
Adjusted EBITDA[4]	$4.6	$2.9	+59%	$7.9	$8.3	-5%

1.  Net income includes the net income contribution from Pure Sunfarms of US$1.4 million and US$3.7 million (Village Farms’ proportionate share) for the three-month periods ended September 30, 2020 and 2019, respectively and US$5.4 million and US$14.5 million (Village Farms’ proportionate share) for the nine-month periods ended September 30, 2020 and 2019, respectively.

2.  Net income for the nine months ended September 30, 2019 includes a one-time gain on the sale of Delta 2 greenhouse facility of $13.6 million.

3.  Net income for the nine months ended September 30, 2020 includes a $4.7 million gain on receipt of Pure Sunfarms shares from Emerald Health Therapeutics as per the Settlement Agreement and Mutual Release, dated March 2, 2020, by and between Village Farms International, Inc., Emerald Health Therapeutics Inc., Emerald Health Therapeutics Canada Inc., and Pure Sunfarms Corp. (the “Settlement Agreement”).

4. Adjusted EBITDA includes the positive EBITDA contribution from Pure Sunfarms of US$2.5 million and US$5.0 million (Village Farms’ proportionate share) for the three-month periods ended September 30, 2020 and 2019, respectively and US$6.4 million and US$17.7 million (Village Farms’ proportionate share) for the nine-month periods ended September 30, 2020 and 2019, respectively.  Adjusted EBITDA includes the Company’s majority non-controlling interest in Pure Sunfarms and 65% equity interest in Village Fields Hemp USA LLC (“VF Hemp”), (together the “Joint Ventures” or “JVs”). Adjusted EBITDA is not a recognized earnings measure and does not have a standard meaning prescribed in by GAAP. See “Non-GAAP Measures” below.

•	On November 2, 2020 (subsequent to quarter end), the Company acquired all issued and outstanding shares of Pure Sunfarms, as a result of which the Company now wholly owns 100% of Pure Sunfarms;
•

In September 2020, the Company completed a registered direct offering of 9,396,226 units at a purchase price of US$5.30 per unit with certain institutional investors for gross proceeds of approximately $49.8 million, of which a portion of the proceeds were used to finance the Pure Sunfarms acquisition;

•

The Company initiated its international cannabis strategy with investments in Australia-based Altum International Pty Ltd, one of Asia-Pacific's leading cannabinoid platforms, and DutchCanGrow, a Netherlands-based cannabis enterprise pursuing the opportunity to become one of a limited number of licensed cannabis growers when the Dutch government permits the first legal recreational cannabis market in Europe; and

•

Subsequent to quarter end, the Company's wholly owned subsidiary, Village Farms Clean Energy, Inc. ("VFCE"), renewed and extended its existing contract with the City of Vancouver under which VFCE receives landfill gas captured by the City of Vancouver at the City's landfill site in Delta, BC, enabling the transition of VFCE to a more attractive long-term business model based on the conversion of landfill gas to high-demand Renewable Natural Gas.

Pure Sunfarms’ Financial Summary for the Three and Nine Months Ended September 30, 2020 (Before Village Farms’ Proportionate Share)

(millions except % metrics)	Three Months Ended September 30,
	2020		2019		Change of C$
	C$	US$	C$	US$
Total Gross Sales	$28.8	$21.7	$24.8	$18.7	+16%
Total Net Sales	$22.6	$17.0	$24.0	$18.1	-6%
Gross Margin	34%	35%	69%	69%	-51%
SG&A	$3.3	$2.4	$3.7	$2.8	-11%
Net income	$3.2	$2.5	$8.9	$6.7	-64%
Adjusted EBITDA[5]	$5.6	$4.3	$13.4	$10.1	-58%

Adjusted EBITDA Margin	25%	25%	56%	56%	-55%

(millions except % metrics)	Nine Months Ended September 30,
	2020		2019		Change of C$
	C$	US$	C$	US$
Total Gross Sales	$69.6	$51.4	$71.5	$53.8	-2%
Total Net Sales	$53.5	$39.6	$70.7	$53.1	-24%
Gross Margin	40%	40%	75%	75%	-47%
SG&A	$9.1	$6.7	$7.5	$5.6	+21%
Net income[6]	$12.9	$9.4	$32.1	$24.1	-60%
Adjusted EBITDA[5]	$14.9	$11.0	$47.1	$35.4	-68%
Adjusted EBITDA Margin	28%	28%	67%	67%	-58%

5. Adjusted EBITDA is not a recognized earnings measure and does not have a standard meaning prescribed in by GAAP. See “Non-GAAP Measures” below.

6. Net income includes C$6.0 million of debt forgiveness income as an outcome of the Settlement Agreement.

Pure Sunfarms’ Percent of Sales by Product Group

	Three months ended September 30,		Nine months ended September 30,
Channel	2020	2019	2020	2019
Retail, Flower	48.5%	11.1%	52.3%	3.8%
Retail, 2.0 Product	4.5%	0.0%	1.9%	0.0%
Wholesale, Flower and Trim	47.0%	88.9%	45.8%	96.2%

Management Commentary

“With 75% sequential growth in dollar sales, Pure Sunfarms’ third quarter highlighted its strong sales momentum as its leading brand continues to resonate with consumers,” said Michael DeGiglio, CEO, Village Farms.  “Importantly, this sales momentum was achieved with only a small contribution from Pure Sunfarms’ Cannabis 2.0 and bottled oil products, which were launched late in the quarter.  Pure Sunfarms’ third quarter results are yet further evidence of its earnings power, based on our unique approach to the cannabis industry, with net income nearly tripling from the second quarter of this year, marking Pure Sunfarms seventh consecutive quarter of profitability.  It is an achievement that is unmatched in our industry, and further underscores the significant value in acquiring the entirety of Canada’s premier cannabis company.”

Mr. DeGiglio added, “The deep experience and organizational strength underlying our legacy produce business, which delivered another solid quarter, combined with our proven cannabis capabilities provides Village Farms with a rock-solid foundation as we transform to a vertically integrated, agriculturally-based CPG business to aggressively pursue high-growth opportunities in emerging legal cannabis and related markets in the United States and other targeted markets.  There is no cannabis supplier in Canada or the U.S. with our combination of experience, capabilities and more than ten million square feet of greenhouse assets, and we are encouraged by the evolving regulatory environment in the U.S. and are developing multiple strategies to capitalize on any favourable U.S. regulatory developments in 2021.  We will pursue these opportunities with prudent, disciplined capital allocation and focus on return on invested capital.”

COVID-19 Update

All Village Farms' production facilities in Texas, British Columbia, and Pure Sunfarms' facilities in Canada remain open and operational. The Company has experienced a small number of COVID-19 illnesses at its facilities, however, the Company’s protocols were followed and there has been no material disruption to operations. Village Farms and Pure Sunfarms adhere to the highest health and safety standards in their operations and each has put in place heightened hygiene practices and safety protocols, including more stringent cleaning and sanitization, and are taking appropriate precautions throughout all operations as per the recommendations of health authorities.  The Company will continue to enhance and evolve such practices and protocols as the situation warrants.

Summary Statutory Results

(in thousands of U.S. Dollars unless otherwise indicated)

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Sales	$43,037	$38,293	$122,722	$111,512
Cost of sales	(37,418)	(38,904)	(112,809)	(114,418)
Selling, general and administrative expenses	(4,942)	(3,739)	(12,676)	(11,899)
Stock compensation expense	(472)	(666)	(1,329)	(2,663)
Interest expense	(299)	(655)	(1,273)	(2,018)
Interest income	101	304	577	651
Foreign exchange (loss) gain	(484)	(183) 282	(880)	338
Gain on settlement	-	-	4,681	-
Other income, net	27	69	92	219
(Loss) gain on disposal of assets	-	(8)	(6)	13,558
(Provision for) recovery of income taxes	(336)	1,266	607	114
Equity earning from unconsolidated entities	1,306	3,519	4,885	14,115
Net income (loss)	$520	($704)	$4,591	$9,509
Adjusted EBITDA[7]	$4,556	$2,881 $0.08	$7,921	$8,326
Income (loss) per share – basic	$0.01	($0.01)	$0.08	$0.20
Income (loss) per share – diluted	$0.01	($0.01)	$0.08	$0.19

7. Adjusted EBITDA is not a recognized earnings measure and does not have a standard meaning prescribed in by GAAP. See “Non-GAAP Measures” below.

Pure Sunfarms (in C$)

Three months ended September 30, 2020 compared to the three months ended June 30, 2020.

Sales

Sales for three months ended September 30, 2020 increased to $22,627 as compared to $12,902, or a 75% quarter on quarter increase from the three months ended June 30, 2020 sales.  The increase was primarily driven by a 148% increase in sales in the wholesale channel, a 30% quarter on quarter increase in sales to provincial (retail) boards and the September launch of Pure Sunfarms Cannabis 2.0 derivative products, which includes cannabis oil and vape pens. The quarter on quarter growth in retail sales is directly attributable to a 165.7% increase in Pure Sunfarms retail small format, a 29.7% quarter on quarter increase in pre-rolls and a (42.7%) decrease in Pure Sunfarms retail large format, as the large format was launched in the second quarter of 2020 and the third quarter retail large format sales consisted of ongoing replenishment sales.

The channel makeup of the third quarter sales was 53% to the retail channel and 47% to the wholesale channel.  The channel makeup of the second quarter sales was 69% to the retail channel and 31% to the wholesale channel.  Cannabis 2.0 derivative products were 4.5% of third quarter sales, which are included in the retail channel.

The net average selling price for the three months ended September 30, 2020 was higher than the net average selling price for the three months ended June 30, 2020 by 13.3% due to an increase in small format retail sales versus large format retail sales, a quarter on quarter increase in the sales price of retail flower SKUs and a slight increase in wholesale pricing, which is impacted by the makeup of the potency of flower biomass sold to various wholesale customers.

Cost of Sales

Cost of sales for the three months ended September 30, 2020 and three months ended June 30, 2020 was $14,826 and $8,594, respectively, an increase of 73%. The third quarter of 2020 cost of sales includes an inventory write down of ($1,412) for distillate inventory purchased from third party extraction companies for which the market value has dropped since the initial purchase. The quarter on quarter increase in costs excluding the distillate inventory write down was 56%, primarily due to a 143% increase in wholesale kilograms sold, a 120% increase in retail small format kilograms sold which has higher overhead and labor cost compared to retail large format, and the launch of recently approved Cannabis 2.0 products which was co-manufactured by another licensed producer.

Gross Margin

Gross margin for the three months ended September 30, 2020 and three months ended June 30, 2020 was 34.5% and 33.2%, respectively, excluding the distillate inventory write down the third quarter gross margin was 40.7%. The quarter on quarter improvement was due to an increase in wholesale sell price and an increase in small format retail flower sales as compared to higher sales of Pure Sunfarms retail large format products in the second quarter of 2020, which have a lower gross margin.

Net Income

Net income for the three months ended September 30, 2020 and three months ended June 30, 2020 was $3,240 and $1,079 respectively, an increase of 200%. The increase was primarily due to the increase in gross margin.

Adjusted EBITDA

Adjusted EBITDA for the three months ended September 30, 2020 increased 125% to $5,642 from $2,509 for the second quarter.  The third quarter Adjusted EBITDA figure includes the third-party distillate inventory write down of ($1,412).

Pure Sunfarms (in C$)

Three months ended September 30, 2020 compared to the three months ended September 30, 2019.

Sales

Sales for the three months ended September 30, 2020 and 2019 was $22,627 and $23,953, respectively, a decrease of (5.5%). The change was due to 362% increase in provincial (retail) sales and (51.6%) decrease in wholesale selling price for the three months ended September 30, 2020 compared to the three months ended September 30, 2019.  The net average selling price of retail flower for the three months ended September 30, 2020 was lower than the net average selling price for the three months ended September 30, 2019 by (35.8%).

Cost of Sales

Cost of sales for the three months ended September 30, 2020 and 2019 was $14,826 and $7,536, respectively, an increase of 97%. The third quarter 2020 cost of sales includes an inventory write down of ($1,412) for distillate inventory purchased from their third-party extraction companies for which the market value has dropped since the initial purchase. The year on year increase in costs excluding the distillate inventory write down was 78%, primarily due to a 553% increase in retail kilograms sold which require incremental packaging, overhead and logistics expenses compared to product sold through the wholesale channel, as well as higher depreciation expense charge (a year on year increase of 91%).

Gross Margin

Gross margin for the three months ended September 30, 2020 and 2019 was 34.5% and 68.5%, respectively. The decline was due to the ($1,412) inventory write down for distillate inventory in 2020, a lower price environment for the wholesale channel in 2020 as compared to the third quarter of 2019, as well as an increase in costs as a result of Pure Sunfarms’ increase in provincial (retail) sales in 2020, as the majority of sales in the third quarter of 2019 were made through the wholesale channel.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended September 30, 2020 and 2019 were $3,261 and $3,741, respectively, a decrease of 12.8%. The decrease was primarily due to wage subsidies received from the Government of Canada as a result of the federal COVID-19 program. Without the subsidy, the year on year selling, general and administrative expenses were essentially flat.

Net Income

Net income for the three months ended September 30, 2020 and 2019 was $3,240 and $8,860 respectively, a decrease of (63.4%). The decrease was primarily due to the decrease in gross margin.

Adjusted EBITDA

Adjusted EBITDA for the three months ended September 30, 2020 declined (57.7%) to $5,642 from $13,352 for the same prior year period. The decrease was primarily due to the decrease in gross margin.

Produce (in US$)

Three months ended September 30, 2020 compared to the three months ended September 30, 2019.

Sales

Produce sales for the three months ended September 30, 2020 increased $4,744, or 12.4%, to $43,037 compared to $38,293 for the three months ended September 30, 2019. The improvement in sales is due to an increase in pricing for tomatoes during the three months ended September 30, 2020 compared to the same prior year period. The average net selling price for total tomato pounds sold increased 30% for the three months ended September 30, 2020 compared to the three months ended September 30, 2019, generated primarily from our commodity items, which includes beefsteak tomatoes and tomatoes on the vine (“TOVs”). The increase in net selling price in the commodity items was primarily the result of a supply shortage throughout most of 2020, due to an increase in grocery store traffic, driven by COVID-19 measures, as well as a global tomato virus that is negatively impacting tomato supplies. Pepper prices increased 19% and pepper pounds sold increased 47% when compared to the same prior year period, due to an increase in our third-party pepper contracts. Cucumber prices increased 1% and cucumber pieces sold decreased (12%) for the three months ended September 30, 2020 as compared to the three months ended September 30, 2019.

Cost of Sales

Cost of sales for the three months ended September 30, 2020 decreased ($1,486), or (3.8%), to $37,418 from $38,904 for the three months ended September 30, 2019, as the Company produced less tomatoes at its facilities in the third quarter of 2020 compared to the same period in 2019 due to the transition of the Delta 2 facility, which converted from tomato production in 2019 to cannabis production for Pure Sunfarms in 2020.

Adjusted EBITDA

Adjusted EBITDA for the three months ended September 30, 2020 increased $4,168 to $2,223 from ($1,945) for the three months ended September 30, 2019 due primarily to an increase in gross margin, partially offset by an increase in selling, general and administrative expenses. See the reconciliation of Adjusted EBITDA to net income in “Non-GAAP Measures” below.

Non-GAAP Measures

References in this news release to “Adjusted EBITDA” are to earnings (including the equity in earnings of the Joint Ventures) before interest, taxes, depreciation and amortization (“EBITDA”), as further adjusted to exclude foreign currency exchange gains and losses on translation of long-term debt, unrealized gains on the changes in the value of derivative instruments, stock compensation, and gains and losses on asset sales, and adjusts for the difference in accounting treatment of Pure Sunfarms, which we believe is necessary to reflect the true economic value of our interest in Pure Sunfarms.  Adjusted EBITDA is a cash flow measure that is not recognized under GAAP and does not have a standardized meaning prescribed by GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Although net income or loss is the most directly comparable financial measure calculated and presented in accordance with GAAP, investors are cautioned that Adjusted EBITDA should not be construed as an alternative to net income or loss determined in accordance with GAAP as an indicator of the Company’s performance or to cash flows from operating, investing and financing activities as measures of liquidity and cash flows. Management believes that Adjusted EBITDA is an important measure in evaluating the historical performance of the Company.

We also present Adjusted EBITDA, earnings per share and diluted earnings per share on a proportionate segment basis. Each of the components of Adjusted EBITDA, on a proportionate segment basis, are presented in the tables below that present a reconciliation of GAAP results to proportionate results. We believe that the ability of investors to assess our overall performance may be improved by the disclosure of proportionate segment Adjusted EBITDA, earnings per share and diluted earnings per share.

The following table reflects a reconciliation of net income to Adjusted EBITDA, as presented by the Company:

(in thousands of U.S. dollars)	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Net income (loss)	$520	($704)	$4,591	$9,509
Add:
Amortization	1,518	2,360	4,540	5,587
Foreign currency exchange loss (gain)	484	183	880	(338)
Interest expense, net	198	351	696	1,367
Provision for (recovery of) income taxes	336	(1,266)	(607)	(114)
Stock based compensation	472	666	1,329	2,663
Interest expense for JVs	240	276	636	506
Amortization for JVs	598	414	1,276	1,125
Foreign currency exchange loss (gain) for JVs	33	(8)	118	(21)
Income taxes provision from JVs	245	1,355	1,736	5,572
(Gain) loss on disposal of assets	(88)	8	(97)	(13,558)
Gain on settlement agreement	-	-	(4,681)	-
JV gain on settlement of net liabilities	-	-	(2,496)	-
True economic benefit Pure Sunfarms[8]	-	(754)	-	(3,972)
Adjusted EBITDA	$4,556	$2,881	$7,921	$8,326
Adjusted EBITDA for JVs (See table below)	$2,333	$4,826	$6,050	$17,346
Adjusted EBITDA excluding JVs(produce)	$2,223	($1,945)	$1,871	($9,020)

8. The GAAP treatment of our equity earning of Pure Sunfarms is different than under International Financial Reporting Standards (“IFRS”). Under GAAP the Emerald shares held in escrow are not considered issued until paid for pursuant to the GAAP concept of ‘hypothetical liquidation’. As a result, our ownership percentage for the three and nine months ended September 30, 2019 was 61.4% and 60.8%, respectively, compared to our economic interest under IFRS of 50% for the same periods.

Breakout of JV’s Adjusted EBITDA (in thousands of U.S. dollars)	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Pure Sunfarms Adjusted EBITDA	$2,551	$5,035	$6,365	$17,710
VFH Adjusted EBITDA	(178)	(209)	(315)	(364)
Total JV’s Adjusted EBITDA	$2,333	$4,826	$6,050	$17,346

The following tables are a reconciliation of the GAAP results to the proportionate results (which include the Company’s proportionate share of the Pure Sunfarms operations):

	For the three months ended September 30, 2020
(in thousands of U.S. dollars)	Produce	Pure Sunfarms[9]	Hemp[9]	Total
Sales	$43,037	$10,007	$-	$53,044
Cost of sales	(37,418)	(6,547)	-	(43,965)
Gross margin	5,619	3,460	-	9,079
Selling, general and administrative expenses	(4,942)	(1,436)	(213)	(6,591)
Share-based compensation	(472)	-	-	(472)
Interest expense	(299)	(227)	(14)	(540)
Interest income	101	-	-	101
Foreign exchange loss	(484)	(33)	-	(517)
Other income (expense)	27	(76)	1	(48)
Gain on disposal of assets	-	-	89	89
(Loss) income before taxes	(450)	1,688	(137)	(1,101)
Recovery of (provision for) income taxes	(336)	(245)	-	(581)
Net (loss) income	($786)	$1,443	($137)	$520
Adjusted EBITDA[1][0]	$2,223	$2,511	($178)	$4,556
(Loss) income per share – basic	($0.01)	$0.02	($0.00)	$0.01
(Loss) income per share – diluted	($0.01)	$0.02	($0.00)	$0.01

	For the three months ended September 30, 2019
(in thousands of U.S. dollars)	Produce	Pure Sunfarms[9]	Hemp[9]	Total
Sales	$38,293	$10,217	$-	$48,510
Cost of sales	(38,904)	(3,211)	-	(42,115)
Gross margin	(611)	7,006	-	6,395
Selling, general and administrative expenses	(3,739)	(1,635)	(229)	(5,603)
Share-based compensation	(666)	-	-	(666)
Interest expense	(655)	(175)	-	(830)
Interest income	304	-	-	304
Foreign exchange (loss) gain	(183)	8	-	(175)
Other income	69	5	-	74
Loss on disposal of assets	(8)	-	-	(8)
(Loss) income before taxes	(5,489)	5,209	(229)	(509)
Recovery of (provision for) income taxes	1,266	(1,461)	-	(195)
Net (loss) income	($4,223)	$3,748	($229)	($704)
Adjusted EBITDA[1][0]	($1,945)	$5,035	($209)	$2,881
(Loss) income per share – basic	($0.09)	$0.08	($0.00)	($0.01)
(Loss) income per share – diluted	($0.09)	$0.08	($0.00)	($0.01)

	For the nine months ended September 30, 2020
(in thousands of U.S. dollars)	Produce	Pure Sunfarms[9]	Hemp[9]	Total
Sales	$122,722	$22,958	$98	$145,778
Cost of sales	(112,809)	(13,782)	(120)	(126,711)
Gross margin	9,913	9,176	(22)	19,067

Selling, general and administrative expenses	(12,676)	(3,870)	(500)	(17,046)
Share-based compensation	(1,329)	-	-	(1,329)
Interest expense	(1,273)	(425)	(211)	(1,909)
Interest income	577	-	-	577
Foreign exchange loss	(880)	(117)	-	(997)
Gain on settlement	4,681	-	-	4,681
JV gain on settlement	-	2,496	-	2,496
Other income (expense)	92	(92)	82	82
(Loss) gain on disposal of assets	(6)	5	99	98
(Loss) income before taxes	(901)	7,173	(552)	5,720
Recovery of (provision for) income taxes	607	(1,736)	-	(1,129)
Net (loss) income	($294)	5,437	(552)	4,591
Adjusted EBITDA[1][0]	$1,871	6,365	(315)	7,921
(Loss) income per share – basic	($0.01)	$0.10	($0.01)	$0.08
(Loss) income per share – diluted	($0.01)	$0.10	($0.01)	$0.08

	For the nine months ended September 30, 2019
(in thousands of U.S. dollars)	Produce	Pure Sunfarms[9]	Hemp[9]	Total
Sales	$111,512	$32,011	$-	$143,523
Cost of sales	(114,418)	(8,137)	-	(122,555)
Gross margin	(2,906)	23,874	-	20,968
Selling, general and administrative expenses	(11,899)	(3,334)	(378)	(15,611)
Share-based compensation	(2,663)	-	-	(2,663)
Interest expense	(2,018)	(356)	-	(2,374)
Interest income	651	-	-	651
Foreign exchange gain	338	22	-	360
Other income	219	12	-	231
Gain on disposal of assets	13,558	-	-	13,558
(Loss) income before taxes	(4,720)	20,218	(378)	15,120
Recovery of (provision for) income taxes	114	(5,725)	-	(5,611)
Net (loss) income	($4,606)	$14,493	($378)	$9,509
Adjusted EBITDA[1][0]	($9,020)	$17,710	($364)	$8,326
(Loss) income per share – basic	($0.09)	$0.30	($0.01)	$0.20
(Loss) income per share – diluted	($0.09)	$0.29	($0.01)	$0.19

9. The adjusted consolidated financial results have been adjusted to include the Company’s share of revenues and expenses from its Pure Sunfarms and Hemp joint ventures on a proportionate accounting basis, on which management bases its operating decisions and performance evaluation.  GAAP does not allow for the inclusion of the Joint Venture on a proportionate basis.  These results include additional non-GAAP measures such as EBITDA.

10. Adjusted EBITDA is not a recognized earnings measure and does not have a standard meaning prescribed in by GAAP. See “Non-GAAP Measures” above.

Pro Forma Results

The combined pro forma financial information being presented is for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the transaction occurred as of January 1, 2020, nor do they purport to project the future operating results of the consolidated company. The pro forma financial information also does not reflect the costs of any integration activities or cost savings or synergies expected to be achieved as a result of the transaction and, accordingly, do not attempt to predict or suggest future results.

The combined pro forma financial information being presented is based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. Accordingly, this pro forma financial data is not necessarily indicative of our financial position or results of operations had the Pure Sunfarms acquisition described above for which we are giving pro forma effect actually occurred on the date indicated.

The following tables present pro forma GAAP results as if the Company’s owned 100% of the Pure Sunfarms operations as of January 1, 2020:

	For the three months ended September 30, 2020
(in thousands of U.S. dollars)	Historical Village Farms	Historical Pure Sunfarms	Pro Forma Adjustments	Pro Forma Combined
Consolidated sales	$43,037	$17,048	$-	$60,085
Cost of sales	(37,418)	(11,154)	-	(48,572)
Gross margin	5,619	5,894	-	11,513
Selling, general and administrative expenses	(4,942)	(2,447)	-	(7,389)
Share-based compensation	(472)	-	-	(472)
Interest expense	(299)	(386)	100	(585)
Interest income	101	-	(100)	1
Foreign exchange loss	(484)	(56)	-	(540)
Other income (expense)	27	(131)	-	(104)
(Loss) income before taxes	(450)	2,874	-	2,424
(Provision for) recovery of income taxes	(336)	(417)	-	(753)
(Loss) gain from consolidated entities after income taxes	(786)	2,457	-	1,671
Equity earnings of unconsolidated entities	1,306	-	(1,443)	(137)
Net income (loss)	$520	$2,457	($1,443)	$1,534
Income per share – basic	$0.01			$0.02
Income per share – diluted	$0.01			$0.02
Weighted average number of common shares – basic	58,536		7,354	65,890
Weighted average number of common shares - diluted	60,440		7,808	68,248
Adjusted EBITDA	$4,556	$4,277	($2,511)	$6,322

	For the nine months ended September 30, 2020
(in thousands of U.S. dollars)	Historical Village Farms	Historical Pure Sunfarms	Pro Forma Adjustments	Pro Forma Combined
Consolidated sales	$122,722	$39,571	$-	$162,293
Cost of sales	(112,809)	(23,678)	-	(136,487)
Gross margin	9,913	15,893	-	25,806
Selling, general and administrative expenses	(12,676)	(6,731)	-	(19,407)
Share-based compensation	(1,329)	-	-	(1,329)
Interest expense	(1,273)	(734)	309	(1,698)
Interest income	577	-	(309)	268

Foreign exchange loss	(880)	(207)	-	(1,087)
Gain on settlement	4,681	4,348	-	9,029
Other income (expense)	92	(146)	-	(54)
Loss on disposal of assets	(6)	-	-	(6)
(Loss) income before taxes	(901)	12,423	-	11,522
Recovery of (provision for) income taxes	607	(3,012)	-	(2,405)
Loss from consolidated entities after income taxes	(294)	9,411	-	9,117
Equity earnings of unconsolidated entities	4,885	-	(5,438)	(553)
Net income (loss)	$4,591	$9,411	($5,438)	$8,564
Income per share – basic	$0.08			$0.13
Income per share – diluted	$0.08			$0.13
Weighted average number of common shares – basic	55,946		8,676	64,622
Weighted average number of common shares - diluted	57,778		9,130	66,908
Adjusted EBITDA	$7,921	$10,980	($6,365)	$12,536

Within 75 days of November 2, 2020 (the closing date of the Pure Sunfarms acquisition), the Company will file with the U.S. Securities and Exchange Commission, on Form 8-K/A, historical financial statements for Pure Sunfarms, together with unaudited pro forma combined financial statements of the Company as if the Pure Sunfarms Transaction had occurred on January 1, 2020.

This press release is intended to be read in conjunction with the Company’s Consolidated Financial Statements ("Financial Statements”) and Management’s Discussion & Analysis ("MD&A”) for the three and nine month periods ended September 30, 2020 in the Company Form 10-Q, which will be filed on (www.sec.gov/edgar.shtml) and SEDAR (www.sedar.com) and will be available at www.villagefarms.com.

Conference Call

Village Farms’ management team will host a conference call, Friday, November 13, 2020, at 8:30 a.m. ET to discuss its financial results.  Participants can access the conference call by telephone by dialing (647) 427-7450 or (888) 231-8191, or via the Internet at: https://bit.ly/2HoYneE.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial (416) 849-0833 or (855) 859-2056 and enter the passcode 9199257 followed by the pound key. The telephone replay will be available until Friday, November 20, 2020 at midnight (ET).  The conference call will also be archived on Village Farms’ website at http://villagefarms.com/investor-relations/investor-calls.

About Village Farms International, Inc.

Village Farms is one of the largest and longest-operating greenhouse growers in North America, and is leveraging its decades of experience in large-scale, low-cost intensive agriculture and as a vertically integrated produce supplier to pursue high-value, high-growth plant-based Consumer Packaged Goods opportunities in cannabis and CBD in North America and selected markets internationally.

In Canada, British-Columbia-based Pure Sunfarms is one of the single largest cannabis operations in the world, the lowest-cost greenhouse producer, one of the best-selling brands, and has generated profitability for seven consecutive quarters.

In the U.S., subject to compliance with all applicable U.S. federal and state laws, Village Farms is pursuing a strategy to become a leading developer and supplier of branded and white-labeled CBD products targeting "big box" and other major retailers and consumer packaged goods companies, and with one the largest greenhouse operations in country, is well positioned for the potential federal legalization of high-THC cannabis.

Internationally, Village Farms is strategically targeting selected, nascent, legal cannabis and CBD opportunities with significant long-term potential, with an initial focus on the Asia-Pacific region through its investment in Australia-based Altum International.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is subject to the safe harbor created by those sections. This press release also contains “forward-looking information” within the meaning of applicable Canadian securities law. We refer to such forward-looking statements and forward-looking information collectively as “forward-looking statements”. Forward-looking statements may relate to the Company’s future outlook or financial position and anticipated events or results and may include statements regarding the financial position, business strategy, budgets, expansion plans, litigation, projected production, projected costs, capital expenditures, financial results, taxes, plans and objectives of or involving the Company. Particularly, statements regarding future results, performance, achievements, prospects or opportunities for the Company, the greenhouse vegetable industry or the cannabis industry are forward-looking statements. In some cases, forward-looking information can be identified by such terms as “outlook”, “may”, “might”, “will”, “could”, “should”, “would”, “occur”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “try”, “estimate”, “predict”, “potential”, “continue”, “likely”, “schedule”, “objectives”, or the negative or grammatical variation thereof or other similar expressions concerning matters that are not historical facts. The forward-looking statements in this press release are subject to risks that may include, but are not limited to: our limited operating history, including that of Pure Sunfarms and our start-up operations of growing hemp in the United States; the legal status of Pure Sunfarms cannabis business; risks relating to obtaining additional financing, including our dependence upon credit facilities; potential difficulties in achieving and/or maintaining profitability; variability of product pricing; risks inherent in the cannabis, hemp and agricultural businesses; the ability of Pure Sunfarms to cultivate and distribute cannabis in Canada; existing and new governmental regulations, including risks related to regulatory compliance and licenses (e.g., Pure Sunfarms’ ability to obtain licenses for its Delta 2 greenhouse facility as well as additional licenses under the Canadian act respecting cannabis to amend to the Controlled Drugs and Substances Act, the Criminal Code and other Acts, S.C. 2018, c. 16 (Canada) for its Delta 3 greenhouse facility), and changes in our regulatory requirements; risks relating to conversion of our greenhouses to cannabis production for Pure Sunfarms; risks related to rules and regulations at the U.S. federal (Food and Drug Administration and United States Department of Agriculture), state and municipal levels with respect to produce and hemp; retail consolidation, technological advances and other forms of competition; transportation disruptions; product liability and other potential litigation; retention of key executives; labor issues; uninsured and underinsured losses; vulnerability to rising energy costs; environmental, health and safety risks, foreign exchange exposure, risks associated with cross-border trade; difficulties in managing our growth; restrictive covenants under our credit facilities; natural catastrophes; the ongoing and developing COVID-19 pandemic; and tax risks.

The Company has based these forward-looking statements on factors and assumptions about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. Although the forward-looking statements contained in this press release are based upon assumptions that management believes are reasonable based on information currently available to management, there can be no assurance that actual results will be consistent with these forward-looking statements. Forward-looking statements necessarily involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, that may cause the Company’s or the industry’s actual results, performance, achievements, prospects and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, the factors contained in the Company’s filings with securities regulators, including this press release. In particular, we caution you that our forward-looking statements are subject to the ongoing and developing circumstances related to the COVID-19 pandemic, which may have a material adverse effect on our business, operations and future financial results.

When relying on forward-looking statements to make decisions, the Company cautions readers not to place undue reliance on these statements, as forward-looking statements involve significant risks and uncertainties and should not be read as guarantees of future results, performance, achievements, prospects and opportunities. The forward-looking statements made in this press release relate only to events or information as of the date on which the statements are made in this press release. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact Information

Lawrence Chamberlain Investor Relations (416) 519-4196 lawrence.chamberlain@loderockadvisors.com